Exhibit 10.7

130 BROOKLINE STREET

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	October 21, 2014

Tenant:	Intellia Therapeutics, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	Intellia Therapeutics, Inc. c/o Atlas Venture 25 First Street, Suite 303 Cambridge, Massachusetts 02141

Landlord:	MIT 130 Brookline LLC, a Massachusetts limited liability company

Building:	130 Brookline Street, Cambridge, Massachusetts. The Building consists of approximately 51,670 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (the Land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:	Approximately 15,169 rentable square feet of space, consisting of approximately 14,158 rentable square feet on the second floor, approximately 925 rentable square feet in the mechanical penthouse and approximately 86 rentable square feet on the first floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1A and made a part hereof. The Premises consists of the First Phase and the Final Phase (each, a “Phase”).

First Phase:	A portion of the Premises consisting of approximately 6,288 rentable square feet of space on the second (2nd) floor, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1B and made a part hereof.

Final Phase:	A portion of the Premises consisting of approximately 8,881 rentable square feet of space, consisting of approximately 86 rentable square feet on the first floor, 7,870 rentable square feet on the second floor and 925 rentable square feet in the mechanical penthouse, all as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1C and made a part hereof.

Term Commencement Date:

With respect to the First Phase: the date on which Landlord delivers the First Phase to Tenant in its as is condition. Targeted to occur within three (3) business days after the Execution Date.

With respect to the Final Phase: the date on which Landlord delivers the Final Phase to Tenant with Landlord’s Work substantially complete. Targeted January 22, 2015.

Rent Commencement Date:

With respect to the First Phase: December 1, 2014.

With respect to the Final Phase: the Term Commencement Date for the Final Phase; provided, however, notwithstanding the foregoing, the Rent Commencement Date for the Final Phase shall be accelerated on a day for day basis for each day of Tenant Delay (hereinafter defined).

Expiration Date:	The last day of the fifth (5th) Rent Year.[1]

Extension Terms:	Subject to Section 1.2 below, one (1) extension terms of five (5) years.

Permitted Uses:	Subject to Legal Requirements, general office, research, development and laboratory use (in proportions consistent with the base Building design), and other ancillary uses related to the foregoing.

Base Rent:	With respect to the period commencing on the Rent Commencement Date for the First Phase through and including the day immediately preceding the Rent Commencement Date for the Final Phase, Base Rent shall equal $17,616.88 per month, prorated for partial months.

[1]	For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Rent Commencement Date for the Final Phase and ending on the last day of the twelfth full month after the Rent Commencement Date for the Final Phase occurs; provided, however, if the Rent Commencement Date for the Final Phase occurs on the first day of a calendar month, then the first Rent Year shall end on the day immediately preceding the first anniversary of the Rent Commencement Date for the Final Phase. Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

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RENT YEAR	ANNUAL BASE RENT	MONTHLY RENT

1	$510,000.00	$42,500.00
2	$656,625.00	$54,718.75
3	$820,732.40	$68,394.37
4	$845,354.37	$70,446.20
5	$870,715.00	$72,559.58

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. For purposes of calculating Tenant’s Share, the number of rentable square feet in the Building is deemed to be 51,670. As of the Rent Commencement Date for the First Phase, Tenant’s Share is 12.17%. As of the Rent Commencement Date for the Final Phase, Tenant’s Share is 29.36%.

Tenant’s Tax Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building recognized by the City of Cambridge as being used for purposes which are not exempt from real estate taxation as of the date on which the assessment is made for the tax year in question. For purposes of calculating Tenant’s Tax Share, the number of rentable square feet in the Building is deemed to be 51,670. As of the Rent Commencement Date for the First Phase, Tenant’s Tax Share is 12.17%. As of the Rent Commencement Date for the Final Phase, Tenant’s Tax Share is 29.36%.

Landlord’s Contribution:	Subject to Section 3.4, Three Hundred Three Thousand Three Hundred Eighty Dollars ($303,380.00)

Security Deposit/ Letter of Credit:	Subject to Section 7.1, $255,000

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	9.2	Water	18
	9.3	Gas	18
	9.4	HVAC	18
	9.5	Other Utilities; Utility Information	19
	9.6	Interruption or Curtailment of Utilities	19
	9.7	Telecommunications Providers	20
	9.8	Landlord’s Services	20

10.	MAINTENANCE AND REPAIRS		20
	10.1	Maintenance and Repairs by Tenant	20
	10.2	Maintenance and Repairs by Landlord	21
	10.3	Accidents to Sanitary and Other Systems	21
	10.4	Floor Load – Heavy Equipment	21

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		22
	11.1	Landlord’s Consent Required	22
	11.2	Supervised Work	23
	11.3	Harmonious Relations	23
	11.4	Liens	23
	11.5	General Requirements	23

12.	SIGNAGE		24
	12.1	Restrictions	24
	12.2	Building Directory	24
	12.3	Exterior Signage	24

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		25
	13.1	Landlord’s Consent Required	25
	13.2	Landlord’s Recapture Right	25
	13.3	Standard of Consent to Transfer	25
	13.4	Listing Confers no Rights	26
	13.5	Profits In Connection with Transfers	26
	13.6	Prohibited Transfers	26
	13.7	Exceptions to Requirement for Consent	26
	13.8	Investment Policies	27

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		27
	14.1	Tenant’s Insurance	27
	14.2	Indemnification	28
	14.3	Property of Tenant	29
	14.4	Limitation of Landlord’s Liability for Damage or Injury	29
	14.5	Waiver of Subrogation; Mutual Release	29
	14.6	Tenant’s Acts – Effect on Insurance	30

15.	CASUALTY; TAKING		30
	15.1	Damage	30
	15.2	Termination Rights	31
	15.3	Taking for Temporary Use	32
	15.4	Disposition of Awards	32

16.	ESTOPPEL CERTIFICATE		32

17.	HAZARDOUS MATERIALS		32
	17.1	Prohibition	32
	17.2	Environmental Laws	33
	17.3	Hazardous Material Defined	33
	17.4	Testing	33
	17.5	Indemnity; Remediation	34
	17.6	Disclosures	35
	17.7	Removal	35
	17.8	Landlord’s Obligations	36

18.	RULES AND REGULATIONS		36
	18.1	Rules and Regulations	36
	18.2	Energy Conservation	36
	18.3	Recycling	36

19.	LAWS AND PERMITS		36
	19.1	Legal Requirements	36
	19.2	Required Permits	37

20.	DEFAULT		37
	20.1	Events of Default	37
	20.2	Remedies	39
	20.3	Damages – Termination	39
	20.4	Landlord’s Self-Help; Fees and Expenses	41
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	41
	20.6	Landlord’s Remedies Not Exclusive	41
	20.7	No Waiver	41
	20.8	Restrictions on Tenant’s Rights	42
	20.9	Landlord Default	42

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		42
	21.1	Surrender	42
	21.2	Abandoned Property	44
	21.3	Holdover	44

22.	MORTGAGEE RIGHTS		44
	22.1	Subordination	44
	22.2	Notices	44
	22.3	Mortgagee Liability	44
	22.4	Future Ground Lease	45

23.	QUIET ENJOYMENT		45
24.	NOTICES		46
25.	MISCELLANEOUS		46
	25.1	Separability	46
	25.2	Captions	46
	25.3	Broker	46
	25.4	Entire Agreement	47
	25.5	Governing Law	47
	25.6	Representation of Authority	47

25.7	Expenses Incurred by Landlord Upon Tenant Requests	47
25.8	Survival	47
25.9	Limitation of Liability	47
25.10	Binding Effect	48
25.11	Landlord Obligations upon Transfer	48
25.12	No Grant of Interest	48
25.13	No Air Rights	48
25.14	Landlord Termination Right	48

EXHIBITS:

EXHIBIT 1A	PLAN OF PREMISES
EXHIBIT 1B	PLAN OF FIRST PHASE
EXHIBIT 1C	PLAN OF FINAL PHASE
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	LANDLORD’S WORK
EXHIBIT 4	FORM OF LETTER OF CREDIT
EXHIBIT 5	ALTERATIONS CHECKLIST
EXHIBIT 6	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 7	RULES AND REGULATIONS
EXHIBIT 8	LANDLORD’ S SERVICES
EXHIBIT 9	SNDA

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS.

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the applicable Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Terms.

(a) Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Premises; and (ii) there is no any Event of Default (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months prior to the expiration of the then-current term of this Lease, time being of the essence. Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the applicable Extension Notice, there is an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure such default within the applicable cure period set forth in Section 20.1 after receipt of the applicable default notice. Upon the timely giving of the Extension Notice, the Term shall, subject to the previous sentence, be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term

Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, or (ii) the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the East Cambridge/Kendall Square area of equivalent quality, size, utility and location, with the length of the Extension Term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.L), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

1.3 Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees, at Tenant’s option, to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date with respect to the First Phase, the length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry. If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, time being of the essence, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute the same, such appointment being coupled with an interest.

1.4 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the areas designated from time to time for the common use of Tenant and other tenants of the Property (such areas are hereinafter referred to as the “Common Areas”). The Common Areas include: (i) the common lobbies, loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways necessary for access to the Building, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (iv) other areas designated by Landlord from time to time for the common use of Tenant and other tenants of the Building; and no other appurtenant rights or easements.

(b) Parking. Commencing on the Rent Commencement Date for the First Phase, Landlord shall, subject to the terms hereof, make available five (5) parking spaces for Tenant’s use in the parking areas serving the Building. Commencing on the Rent Commencement Date for the Final Phase, Landlord shall, subject to the terms hereof, make available eleven (11) parking spaces for Tenant’s use in the parking areas serving the Building. The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Throughout the Term, Tenant shall pay Landlord (or at Landlord’s direction, directly to the parking operator ) for all of the Parking Spaces at the then-current prevailing rate, as such rate may vary from time to time. As of the Execution Date, the monthly charge for parking is Two Hundred Twenty Dollars ($220) per Parking Space per month. If, for any reason, Tenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after written notice thereof, Tenant shall have no further right to the Parking Spaces for which Tenant failed to pay the charge under this Section 1.4(b) and Landlord may allocate such Parking Spaces for use by other tenants of the Property free and clear of Tenant’s rights under this Section 1.4(b). Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Spaces, to institute a valet or attendant-managed parking system). Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, in connection with the exercise of Landlord’s rights pursuant to Section 2.2 below, Landlord shall have the right to relocate the Parking Spaces from time to time to other property owned or controlled by Landlord or its affiliates, so long as such other property is within 1,000 feet of the Land.

1.5 Tenant’s Access.

(a) From and after the applicable Term Commencement Date and until the end of the Term, Tenant shall have access to the applicable Phase of the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Landlord’s Force Majeure (hereinafter defined) and matters of record.

(b) Tenant shall have the right to access the Final Phase, at Tenant’s sole risk, in the two-week period prior to the Term Commencement Date with respect to the Final Phase, for the purpose of installing Tenant’s furniture, fixtures and equipment therein, provided such access does not materially interfere with the preparation for or performance of Landlord’s Work (hereinafter defined). Tenant shall, prior to the first entry to the Final Phase pursuant to this Section 1.5(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to and use of the Final Phase prior to the Term Commencement Date with respect to the Final Phase as provided under this Section 1.5(b) except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties. Tenant shall coordinate any access to the Final Phase pursuant to this Section 1.5(b) with Landlord’s property manager.

1.6 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks not dedicated exclusively for Tenant’s use or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4 above.

2. RIGHTS RESERVED TO LANDLORD.

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant, nor any reduction of the usable floor area of the Premises in more than a de minimis manner. Subject to the foregoing, upon reasonable prior notice to Tenant, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property. Landlord may at any time or from time to time construct additional improvements in all or any part of the Property, including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4 Landlord’s Access. Subject to the terms of this Section 2.4 and Section 2.6 below, Tenant shall (a) upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, employees and contractors, to access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday - Friday 8 A.M. – 6 P.M., Saturday 8 A.M. – 1 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last nine (9) months of the Term, prospective tenants; (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments; and (d) in case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof.

2.6 Minimize Interference. Subject to the provisions of this Lease, Tenant agrees to cooperate with Landlord as reasonably necessary in connection with the exercise of Landlord’s rights under this Section 2. Tenant further agrees that dust, noise, vibration, temporary closures of Common Areas, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under Section 2.1 and 2.2 shall not be deemed to be a breach of Landlord’s obligations under the Lease, so long as Landlord shall, except in the event of an emergency, use reasonable efforts, consistent with accepted construction practice when applicable, to avoid unreasonably interfering with the conduct of Tenant’s business and Tenant’s use and occupancy of the Premises. Notwithstanding the foregoing, in no event shall any of the space leased by Tenant at the Property under this Lease be deprived of safe and reasonable access or rendered untenantable for the Permitted Uses by reason of Landlord’s exercise of its rights under this Section 2.

3. CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Subject to Landlord’s obligation to perform Landlord’s Work (hereinafter defined), Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2 Landlord’s Work. Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties affecting the Cambridge vicinity generally (as opposed to Landlord in particular), casualty or other causes reasonably beyond Landlord’s control (collectively “Landlord’s Force Majeure”) and subject to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the substantial completion of Landlord’s Work and of which Landlord has provided Tenant written notice (a “Tenant Delay”). Landlord shall perform the improvements and other work with respect to the Final Phase (“Landlord’s Work”) more particularly described in Exhibit 3 attached hereto.

3.3 Punchlist Items. Promptly following delivery of the Final Phase to Tenant with Landlord’s Work substantially complete, Landlord shall provide Tenant with a list prepared by Landlord’s architect (the “Punchlist”) of outstanding items (the “Punchlist Items”) which (a) need to be performed to complete Landlord’s Work, and (b) do not materially impair Tenant’s ability to use the Premises for the Permitted Use. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist.

3.4 Landlord’s Contribution.

(a) Amount. As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to the last sentence of this Section 3.4(a), pay for up to Three Hundred Three Thousand Three Hundred Eighty Dollars ($303,380.00) (“Landlord’s Contribution”) of the costs incurred in connection with the performance of Landlord’s Work. Notwithstanding anything to the contrary, Landlord’s Contribution shall not be applied to any of the following

“Excluded Construction Costs” (all of which shall be paid for by Tenant): (i) the cost of any of Tenant’s Property (hereinafter defined), including without limitation the Exterior Signage, telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, or (iii) more than Thirty Thousand Three Hundred Thirty-Eight ($30,338) of any so-called “soft costs.”

(b) Responsibility for Costs. The cost of designing, permitting and performing Landlord’s Work (collectively, the “Work Costs”) shall be paid by Landlord, subject to reimbursement pursuant to this Section 3.4(b). For purposes hereof, the “Permitted Costs” shall mean the Work Costs less the Excluded Construction Costs.

(i) Landlord shall cause to be prepared and delivered to Tenant a budget setting forth in reasonable detail the estimated Permitted Costs and the Excluded Construction Costs for Landlord’s Work. Tenant shall have a period of five (5) business days after receipt of such budget, time being of the essence, to notify Landlord whether Tenant approves such budget or that Tenant wishes to conduct value engineering in order to reduce the cost of Landlord’s Work (if Tenant does not timely provide such notice, Tenant shall be deemed to have (A) approved such budget and (B) elected not to conduct such value engineering). If Tenant elects to conduct value engineering, then any delays to substantial completion of Landlord’s Work arising from such value engineering shall be deemed to be Tenant Delays.

(ii) Within fifteen (15) days after Tenant’s approval (or deemed approval) of the budget for Landlord’s Work, Tenant shall pay to Landlord (A) cash in an amount equal to fifty percent (50%) of the PC Deposit (the “Initial PC Deposit”), and (B) cash in an amount equal to the estimated Excluded Construction Costs (the “ECC Deposit”), which deposit shall be applied to the Excluded Construction Costs. Within fifteen (15) days after Landlord delivers to Tenant notice that Landlord’s Work is one-third complete, Tenant shall pay to Landlord cash in an amount equal to fifty percent (50%) of the PC Deposit (the “Second PC Deposit”), which deposit shall be applied to the Permitted Costs. For purposes hereof, the “PC Deposit” shall mean an amount equal to the estimated Permitted Costs (as set forth in the budget approved by (or deemed approved by) Tenant) less Landlord’s Contribution.

(iii) In the event that the Permitted Costs exceed the sum of Landlord’s Contribution and the PC Deposit, then Tenant shall, within thirty (30) days after demand therefor from time to time, reimburse Landlord for such excess. In the event that the Permitted Costs are less than the sum of Landlord’s Contribution and the PC Deposit, then, so long as there is no uncured Event of Default, Landlord shall, within thirty (30) days after determination of such excess, reimburse Tenant for any unused portion of the PC Deposit (it being understood and agreed that Tenant shall not be entitled to any unused portion of Landlord’s Contribution), less any amounts then due and owing to Landlord.

(iv) In the event that the Excluded Construction Costs exceed the ECC Deposit, then Tenant shall, within thirty (30) days after demand therefor from time to time, reimburse Landlord for such excess. In the event that the Excluded Construction Costs are less than the ECC Deposit, then, so long as there is no uncured Event of Default, Landlord shall, within thirty (30) days after determination of such excess, reimburse Tenant for such excess, less any amounts then due and owing to Landlord.

3.5 Remedies for Late Delivery.

(a) Subject to Landlord’s Force Majeure and Tenant Delays, if the Term Commencement Date for the Final Phase has not occurred on or before April 22, 2015, then the Rent Commencement Date for the Final Phase shall be delayed one day for each day between such date and the Term Commencement Date for the Final Phase.

(b) Subject to Landlord’s Force Majeure and Tenant Delays, if the Term Commencement Date for the Final Phase has not occurred on or before July 22, 2015, then Tenant shall be entitled to terminate this Lease by thirty (30) days’ prior written notice to Landlord (provided that such notice shall be of no force and effect if the Term Commencement Date for the Final Phase occurs within such 30 day period).

(c) The remedies set forth in this Section 3.5 are Tenant’s sole and exclusive rights and remedies if the Term Commencement Date for the Final Phase does not occur on or before April 15, 2015.

4. USE OF PREMISES.

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. All corridor doors, when not in use, shall be kept closed.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the First Phase hereunder.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage, trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of the Building, the Property, Landlord, or any of Landlord’s affiliates or subsidiaries or any photograph, film, drawing, or other depiction or representation of the Building and/or the Property or any part thereof, which contains signage or distinctive architectural characteristics that cause the scene photographed, filmed, drawn, depicted, or represented to be identifiable as being the Building and/or the Property, in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

5. RENT; ADDITIONAL RENT.

5.1 Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. The payment of Base Rent and additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the applicable Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management of the Building or allocated to the Building, including without limitation any costs for utilities supplied to the Common Areas, cost of compliance with Legal Requirements (including without limitation the PTDM (hereinafter defined)), and any costs for repair and replacements, cleaning and maintenance of the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, a commercially reasonable management fee paid to Landlord’s property manager, the costs of Landlord’s management office for the Property, the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. To the extent that a cost included in Operating Costs is also allocable to property other than the Property, such cost shall be equitably allocated to each parcel of property which benefits from such cost. Operating Costs shall not include Excluded Costs (hereinafter defined). Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the Building (for example, and without limiting the generality of the foregoing, based in whole or in part on shared or similar use of particular systems or equipment).

(b) “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) subject to Subsection 5.2(h) below, capital expenditures; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Building or the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; and (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants.

(c) “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(d) “Annual Charge Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life (hereinafter defined), of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, where the initial principal balance is the cost of the capital item in question.

(e) “Useful Life” shall be reasonably determined by Landlord in accordance with sound accounting principles and practices consistently applied. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs including, without limitation, energy related costs, and that such annual projected savings will exceed the Annual Charge Off of Capital Expenditures computed as aforesaid, then and in such event, the Annual

Charge Off shall be determined based upon a Useful Life which would cause the principal and interest payments in a full repayment of the Capital Loan in question to equal the amount of projected savings of such Useful Life.

(f) Payment of Operating Costs. Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the term, and Tenant shall pay to Landlord, on the Rent Commencement Date for the First Phase and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(g) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided there is no Event of Default nor any Monetary Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit). If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

(h) Capital Expenditures. If, during the Term, Landlord shall replace any capital items or make any capital expenditures (collectively, “Capital Expenditures”) the total amount of which (net of any warranty claims) is not properly includable in Operating Costs for the fiscal year in which they were made, in accordance with sound accounting principles and practices consistently applied in effect at the time of such replacement, there shall nevertheless be included in such Operating Costs (and in Operating Costs for each succeeding fiscal year) the amount, if any, by which the Annual Charge Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge Off of the

Capital Expenditure for the item being replaced. If a new capital item is acquired which does not replace another capital item, and such new capital item being acquired is either (i) required by any Legal Requirements enacted after the Execution Date or (ii) reasonably projected to reduce Operating Costs, then there shall be included in Operating Costs for each fiscal year in which and after such capital expenditure is made the Annual Charge Off of such capital expenditure.

(i) Part Years. If the Rent Commencement Date for the First Phase or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(j) Gross-Up. If, during any fiscal year, less than all of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was fully occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year.

(k) Audit Right. Provided there is no Event of Default nor any Monetary Default, Tenant may inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Rent Commencement Date for the First Phase. Landlord shall make its books and records relating to Operating Costs for the previous fiscal year available for inspection by Tenant within thirty (30) days after receipt of written notice from Tenant indicating that Tenant desires to exercise its inspection and audit rights under this Section 5.2(k). If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after receipt of the Year End Statement and/or fails to complete any such audit or inspection within one hundred eighty (180) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, provided no there is no Event of Default nor any Monetary Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within ten (10) days after receipt of an invoice therefor. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(k) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Property, and upon any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or such personal property or reasonably allocated thereto; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Property (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income, transfer or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Property, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Property were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Tenant shall pay to Landlord, as additional rent, Tenant’s Tax Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date for the First Phase and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Tax Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Tax Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Tax Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Tax Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Tax Share of Taxes actually due for such Tax Period, then, provided there is no Event of Default nor any Monetary Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit). If the total of such remittances is less than Tenant’s Tax Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Building or the Property including the Premises, Taxes shall be deemed to include PILOT. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e) Part Years. If the Rent Commencement Date for the First Phase or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate often percent (10%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”). Acceptance of interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) business days after written notice from Landlord with respect to the first late payment in any Rent Year.

(b) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(c) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. INTENTIONALLY OMITTED.

7. LETTER OF CREDIT.

7.1 Amount.

(a) Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord either (i) cash in an amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 4; (b) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the first day of the following Rent Year or one (1) year from its date of delivery to Landlord, whichever is later. In the event that the Extension Term Base Rent during any Extension Term is greater than Base Rent during the previous term, the face amount of the Letter of Credit shall be proportionately increased.

(b) So long as (i) there have not been two (2) or more Events of Default as of the applicable date of the reduction, (ii) there is no Monetary Default as of the applicable date of the reduction and (iii) there is no material adverse change in Tenant’s net worth as of the applicable date of the reduction as verified by Landlord based upon a certificate from Tenant’s chief financial officer and audited financials, then the Cash Security Deposit, or the face amount of the Letter of Credit, as the case may be, may be reduced by Tenant to (a) $212,500.00 at the commencement of the Second Rent Year, (b) $170,000 at the commencement of the third Rent Year, and (c) $127,500 at the commencement of the fourth Rent Year. Landlord shall, at no cost to Landlord, cooperate with Tenant and the issuer of the Letter of Credit in connection with any such reduction of the Letter of Credit, if applicable.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4 Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5 Security Deposit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Should Landlord apply all or any portion of the Security Deposit in accordance with the terms of this Lease, Tenant shall, upon the written demand of Landlord, deliver cash in the amount applied, and Tenant’s failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the Security Deposit to Tenant. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8. INTENTIONALLY OMITTED.

9. UTILITIES, HVAC; WASTE.

9.1 Electricity.

(a) Charges. Prior to the Term Commencement Date applicable to the Final Phase, Landlord shall have installed metering equipment to measure electricity furnished to the Premises. Commencing on the applicable Term Commencement Date, Tenant shall pay all charges for electricity furnished to the applicable Phase of the Premises and/or any equipment exclusively serving the same as additional rent, based on Landlord’s reasonable estimates and/or any applicable metering equipment. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Landlord shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair any metering equipment. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either directly to the supplier thereof.

(b) Additional Electricity Requirements. If Tenant shall subsequently require electric current for use in the Premises in excess of 12 watts per square foot and if, in Landlord’s reasonable judgment, (i) Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building air conditioning systems and additional cost to Landlord on account thereof then, as the case may be, Landlord, upon written request and at the sole cost and expense of Tenant, may furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor is available to Landlord, provided that the same (v) shall be permitted by Legal Requirements and insurance regulations, (w) shall not cause damage to the Building or the Premises, (x) shall not cause or create a dangerous or hazardous condition, (y) shall not entail excessive or unreasonable alterations or repairs, and (z) shall not interfere with or disturb other tenants or occupants of the Building. Tenant shall reimburse Landlord for such additional cost within ten (10) days of demand therefor.

9.2 Water. Prior to the Term Commencement Date applicable to the Final Phase, Landlord shall have installed metering equipment to measure water furnished to the Premises. Commencing on the Term Commencement Date for the First Phase, Tenant shall pay all charges for water furnished to the First Phase and/or any equipment exclusively serving the same as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. Prior to the Term Commencement Date for the Final Phase, metering equipment to measure water furnished to the Premises and any equipment exclusively serving the same shall have been installed. Landlord, at Tenant’s expense, shall maintain and keep in good repair and condition such water meter equipment. Tenant shall pay the full amount of any charges attributable to such meter(s) on or before the due date therefor directly to the supplier thereof.

9.3 Gas. Prior to the Term Commencement Date applicable to the Final Phase, Landlord shall have installed metering equipment to measure gas furnished to the Premises. Commencing on the Term Commencement Date for the First Phase, Tenant shall pay all charges for gas furnished to the First Phase and/or any equipment exclusively serving the same as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. Prior to the Term Commencement Date for the Final Phase, metering equipment to measure natural gas furnished to the Premises and any equipment exclusively serving the same shall have been installed. Landlord, at Tenant’s expense, shall maintain and keep in good repair and condition such gas meter equipment. Tenant shall pay the full amount of any charges attributable to such meter(s) on or before the due date therefor directly to the supplier thereof.

9.4 HVAC.

(a) General. Landlord shall furnish hot water to the Premises twenty-four (24) hours per day, seven (7) days per week for use in connection with Tenant’s heating equipment. Landlord shall furnish to and distribute in the Premises chilled water for use in connection with Tenant’s air conditioning equipment during normal business hours. Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems.

(b) Additional Requirements. In the event Tenant requires additional air conditioning for equipment, business machines, meeting rooms or other special purposes, or because of occupancy, then any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment may be installed by Landlord or, at Landlord’s election, by Tenant with Landlord’s supervision, in either case at Tenant’s sole cost and expense, but only if, in Landlord’s reasonable judgment, the same will not (i) cause damage or injury to the Building, (ii) create a dangerous or hazardous condition, (iii) entail excessive or unreasonable alterations, repairs or expense or (iv) interfere with or disturb other tenants. Tenant shall reimburse Landlord, as additional rent hereunder, for the cost incurred by Landlord in installing, maintaining and operating such additional air conditioning equipment and the charges for all utilities consumed thereby.

9.5 Other Utilities; Utility Information. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto. Within ten (10) business days after Landlord’s request from time to time, Tenant shall provide Landlord with reasonably detailed information regarding tenant’s utility usage in the Premises.

9.6 Interruption or Curtailment of Utilities.

(a) When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 9.6(b) below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b) Notwithstanding anything to the contrary in this Lease contained, if the Premises shall lack any service which Landlord is required to provide hereunder, or if Tenant’s use and occupancy of the Premises or any part thereof shall be disturbed in violation of Section 24 hereof (thereby rendering the Premises or a portion thereof substantially untenantable) such that, for the duration of the Landlord Service Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises (the “Affected Portion”) during the period of untenantability as the direct result of such lack of service or disturbance, then, provided that Tenant ceases to use the Affected Portion during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected. For purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion. The provisions of this Section 9.6(b) shall not apply in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

9.7 Telecommunications Providers. Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than Verizon (the “Approved Provider”). If Landlord permits such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access. Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the Approved Provider shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the Common Areas.

9.8 Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 8 attached hereto and made a part hereof (“Landlord’s Services”).

10. MAINTENANCE AND REPAIRS.

10.1 Maintenance and Repairs by Tenant.

(a) Tenant shall keep all and singular the Premises (including, without limitation, doors and door frames and plate glass (provided that Landlord shall have the right to repair and/or replace, as necessary, plate glass at Tenant’s cost)), neat and clean and free of insects, rodents, vermin and other pests and in such good repair, order and condition as the same are in on the applicable Term Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by insured Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances installed and/or operated by Tenant and/or exclusively serving the Premises. Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

(b) In the event that Tenant is required, pursuant to Section 10.1(a) to replace a capital item that will remain in the Premises after the expiration of the Term and the useful life of such replacement will extend beyond the expiration of the Term, then, so long as there is no Event of Default uncured as of the expiration of the Term, Landlord shall, within thirty (30) days after the later to occur of (i) the expiration of the Term, and (ii) Landlord’s receipt of a reasonably detailed invoice reflecting the cost of the capital item and Tenant’s good-faith determination of its useful life (determined in accordance with sound accounting principles consistently applied), pay to Tenant an amount equal to the unamortized cost of such capital item (calculated as of the last day of the Term with no interest), less any amounts then due and owing by Tenant to Landlord.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall keep and maintain the roof, Building structure, exterior window frames, structural floor slabs and columns in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as other first-class combination office and laboratory facilities in the East Cambridge/Kendall Square area.

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load – Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11. ALTERATIONS AND IMPROVEMENTS BY TENANT.

11.1 Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications, a time schedule therefor and the items listed in Exhibit 5 attached hereto and made a part hereof. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Notwithstanding the foregoing, Landlord’s consent shall not be required (but the applicable Exhibit 5 items shall be provided if reasonably required by Landlord) with respect to any Alterations that are purely decorative in nature (“Decorative Alterations”) nor with respect to non-structural Alterations costing less than $25,000 in any one instance (and $75,000 in the aggregate per year) so long as such Alterations do not materially adversely affect the roof, Building systems or Building exterior (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with reasonably detailed written notice thereof. No Alterations shall create a mix of the Permitted Uses in the Premises that is inconsistent with the design of the base Building. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, Landlord may elect, not later than the time of Landlord’s approval thereof (or as soon as reasonably possible and in any event within thirty (30) days after receipt of reasonably detailed notice regarding any Permitted Alterations), to require Tenant at the expiration or sooner termination of the Term to remove such Alterations and restore the Premises to substantially the same condition as existed immediately prior to such Alterations. If Landlord does not timely elect to require such removal, then any such Alteration shall become part of the Premises upon installation, and shall be surrendered with the Premises at the end of the Term. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations other than Decorative Alterations within sixty (60) days after completion thereof. Subject to the terms and conditions set forth in this Article 11, Tenant shall have the right to install and maintain a card access system in the Premises.

11.2 Supervised Work. Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord will need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “Supervised Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable out-of-pocket cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4 Liens. No Alterations shall be undertaken by Tenant until Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord. If the cost of such Alteration exceeds $50,000, then Tenant shall either: (a) demonstrate to Landlord, to Landlord’s reasonable satisfaction, that Tenant is able to pay for the cost of such Alteration, or (b) provide to Landlord security, in form and amount reasonably satisfactory to Landlord (such as a letter of credit, escrowed funds, payment, performance and lien bonds or a guaranty), securing Tenant’s obligation to pay for the entire cost of such Alteration. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties. Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 14 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit binders evidencing such coverage to Landlord prior to the commencement of any such Alterations. In addition, if construction during normal business hours unreasonably disturbs other tenants of the Property, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal business hours and to perform the same after hours.

12. SIGNAGE.

12.1 Restrictions. Subject to Section 12.3 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building. Tenant may not remove the building standard blinds without Landlord’s prior written consent. Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

12.2 Building Directory. Landlord shall list Tenant within the directory in the Building lobby at Landlord’s sole cost and expense. Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall add the names of any approved subtenants or licensees occupying any portion of the Premises at Tenant’s sole cost and expense.

12.3 Exterior Signage. Provided that and for so long as Tenant is then occupying at least twenty-five percent (25%) of the rentable square feet of the Building, Tenant shall have the right to erect and maintain one (1) sign on the exterior of the Building listing no other entity or person other than Tenant (the “Exterior Signage”), provided (i) the Exterior Signage complies with all Legal Requirements as-of-right (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) the location of the Exterior Signage shall be subject to Landlord’s reasonable approval, (iii) the size, materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the term hereof or upon Landlord’s written demand after the failure of Tenant to comply with the provisions of this Section 12.3, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof. Tenant shall have the right, from time to time throughout the term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.3.

13. ASSIGNMENT, MORTGAGING AND SUBLETTING.

13.1 Landlord’s Consent Required. Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, mortgage or otherwise encumber this Lease or the Premises in whole or in part. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by operation of law or otherwise, or at one time or at intervals, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Landlord’s Recapture Right.

(a) Subject to Section 13.7 below, Tenant shall, prior to offering or advertising fifty percent (50%) or more of the Premises for a Transfer for the balance of the Term, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), and offers to Landlord to terminate this Lease with respect to the Recapture Premises. Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

(b) If Tenant does not enter into a Transfer on substantially the same terms and conditions as contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 15-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above.

(c) Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (c) the intended use of such entity does not violate any exclusive or restrictive use provisions of any leases then in effect with respect to space in the Property; provided, however, if there shall be, at the time that Landlord is otherwise required to provide its consent, an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default, then it shall be reasonable for Landlord to condition its consent to the Transfer in question on Tenant’s cure of such default prior to the expiration of applicable cure periods set forth in Section 20.1.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Profits In Connection with Transfers. Excluding any assignment(s) of this Lease to a Successor, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, and brokerage expenses incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is not an Event of Default. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the six (6) months immediately preceding such proposed Transfer.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Notice, to make a Transfer to (a) an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) a Successor, provided that prior to or simultaneously with any such Transfer, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or

Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity (a) that has a net worth and other financial indicators demonstrating such entity’s ability to perform all of Tenant’s obligations hereunder, as evidenced by audited financial statements; and (b) which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth no less than Tenant prior to such transaction. Notwithstanding the provisions of this Section 13.7, no transaction or series of transactions which are effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Article 13) shall be permitted pursuant to this Section 13.7.

13.8 Investment Policies. Notwithstanding anything to the contrary contained herein, Tenant may not enter into any Transfer with any person or entity if the identity of such person or entity is inconsistent with the written investment policies of Landlord and/or Landlord’s parent as provided to Tenant by Landlord prior to Landlord’s receipt of Tenant’s notice of such proposed Transfer, and any such Transfer shall be void ab initio. The provisions of this Section 13.8 shall apply to all Transferees, including without limitation, Affiliated Entities, Successors and Participating Companies. Notwithstanding the foregoing, the provisions of this Section 13.8 shall be of no further force and effect if Landlord and/or Fee Owner are no longer affiliates of Massachusetts Institute of Technology.

14. INSURANCE; INDEMNIFICATION; EXCULPATION.

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Eight Million Dollars ($8,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and

(ii) Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”). Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(e) During periods when any Alterations are being performed, Builders Risk Insurance.

(f) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-VII” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Indemnification.

(a) Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i) Tenant’s breach of any covenant or obligation under this Lease;

(ii) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(iii) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(iv) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the applicable Term Commencement Date that any of the Tenant Parties may have been given access to the applicable Phase of the Premises.

(b) Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, Landlord shall defend, indemnify and save Tenant harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from (i) Landlord’s breach of any covenant or obligation under this Lease, or (ii) any injury to or death of any person, or loss of or damage to property arising out of the negligence or willful misconduct of any of the Landlord Parties.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (excluding rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant but including rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by any Casualty (hereinafter defined)) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

14.6 Tenant’s Acts – Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies or warranties covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

15. CASUALTY; TAKING.

15.1 Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Landlord shall deliver to Tenant an estimated construction schedule as soon as reasonably possible after the occurrence of the applicable Casualty or Taking. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken; or

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty.

(b) Tenant’s Termination Right. If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $100,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, Landlord or Tenant may terminate this Lease by written notice to the other if (i) the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration, or (ii) any Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration work and Landlord does not agree in writing to cover the difference.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e) Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Section 15 if the Casualty in question was caused by the gross negligence or willful misconduct of any of the Tenant Parties.

15.3 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent but excluding those obligations incapable of performance in the absence of possession, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4 Disposition of Awards. Except for (i) so much of the award for a Taking for temporary use of the Premises as is attributable to the Term, which shall belong to Tenant, and (ii) any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16. ESTOPPEL CERTIFICATE. Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17. HAZARDOUS MATERIALS.

17.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 6 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control rooms’ and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Rent Commencement Date for the First Phase, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material to, or materially increase the quantity of any Hazardous Material already on, the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1 at Tenant’s sole cost and expense. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) all Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.

17.5 Indemnity; Remediation.

(a) Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise at the Property is caused by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

(b) Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in Environmental Laws such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the

“Remediation Completion Date”). Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d) The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; and (c) other information reasonably requested by Landlord.

17.7 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord. In addition, if any Legal Requirements or the trash removal company requires that any substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site.

17.8 Landlord’s Obligations. Except to the extent contributed to or exacerbated by any of the Tenant Parties, Landlord hereby covenants and agrees to indemnify, defend and hold the Tenant Parties harmless from and against any and all Claims against any of the Tenant Parties arising out of contamination in violation of any applicable Environmental Law of any part of the Property or Premises or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in, at, on, under or emanating from the Property prior to the Term Commencement Date for the First Phase; (ii) the presence of Hazardous Material in, at, on, under or emanating from the Property to the extent caused by any act or wrongful omission of any of the Landlord Parties

18. RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with all rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 7. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2 Energy Conservation. Notwithstanding anything to the contrary contained herein, Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparably aged, first-class combination laboratory, research and development and office buildings in the East Cambridge/Kendall Square area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19. LAWS AND PERMITS.

19.1 Legal Requirements. Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Alterations made by or on behalf of Tenant to, the Premises (it being understood that “Alterations” do not include any portion of Landlord’s Work). Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building. Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan (the “PTDM”) dated March 29, 2013 as approved by the City of Cambridge on April 17, 2013 (and subject to the conditions set forth in such approval), as amended, remains applicable to the Property, (a) elect (by written notice to Landlord within thirty (30) days after the Term Commencement Date for the First Phase), implement and maintain one of the subsidy options set forth in the PTDM, (b) allow employees at the Premises to set-aside pre-tax funds as allowable under the Commuter Choice provision of the Federal tax code, (c) offer an “emergency ride home” program through the Charles River Transportation Management Association or other transportation provider for all employees at the Premises who commute by non-SOV mode at least 3 days per week, and (d) otherwise reasonably cooperate with Landlord in (i) connection with Landlord’s reporting obligations under the PTDM, and (ii) encouraging employees to avoid vehicle trips at peak commuting hours and to seek alternate modes of transportation. In addition, for so long as the PTDM, as amended, remains applicable to the Property, Tenant is strongly encouraged to (A) allow flexible work schedules for employees to reduce the peak impacts of commuting, particularly by SOV, (B) operate an unsubsidized parking program for employees, intended to reduce SOV commuting, and (C) work with the Cambridge Office of Workforce Development to expand employment opportunities for Cambridge residents. ‘If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the Building as a combination laboratory, research and development and office building, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

19.2 Required Permits. Tenant shall, at Tenant’s sole cost and expense, use diligent good faith efforts to apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business, including without limitation the permanent certificate of occupancy for the Premises (collectively, the “Required Permits”), as soon as reasonably possible, time being of the essence. Tenant shall thereafter maintain all Required Permits. Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit. Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits.

20. DEFAULT.

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due (a “Monetary Default”), and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b) Intentionally Omitted;

(c) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein and such failure continues for five (5) business days after notice thereof;

(d) If Tenant shall fail to maintain any insurance required hereunder;

(e) If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f) Intentionally Omitted;

(g) If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(h) Intentionally Omitted;

(i) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(j) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(k) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors;

(l) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m) any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(n) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(o) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(p) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Tenant shall reimburse Landlord, within thirty (30) days after demand, for up to $1,000.00 of Landlord’s reasonable out-of-pocket costs and expenses (including without limitation legal fees and costs) incurred in connection with the preparation and delivery of each notice of default delivered pursuant to this Section 20.1.

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages – Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 2Q.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Tenant’s Tax Share of Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e) In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, unless the same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER.

21.1 Surrender.

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b) At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including, without limitation, floors, walls, ceilings, counters, piping, supply lines, waste lines and plumbing in or serving the Premises and all exhaust or other ductwork in or serving the Premises) free of Hazardous Materials and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all local, state and federal licenses, permits and approvals held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of

Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, (A) Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand; and (B) if the Term shall have ended, unless and until Landlord elects to take such actions to assure that the Premises are surrendered in the condition required hereunder, Tenant shall be deemed to be a holdover tenant subject to the provisions of Section 21.3 below until the date on which Tenant delivers the Surrender Report (in the form required hereunder) to Landlord. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(e) Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within 5 days thereafter).

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3 Holdover. If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

22. MORTGAGEE RIGHTS.

22.1 Subordination. Subject to execution of a commercially reasonable subordination, non-disturbance and attornment agreement, Tenant’s rights and interests under this Lease shall be subject and subordinate to any ground lease, and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”); provided, however, at any Mortgagee’s election, this Lease shall be prior to the lien of the future Mortgage held by such Mortgagee. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination, non-disturbance and attornment within fifteen (15) days of request therefor.

22.2 Notices. Tenant shall give each Mortgagee, at the address provided to Tenant, the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease;

(ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession, provided, however, that the foregoing shall not release such Mortgagee and/or its successors or assigns from liability for any default of Landlord’s obligations under the Lease continuing after the date on which such Mortgagee succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

22.4 Future Ground Lease. Subject to the execution of a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) (the parties hereby agreeing that the form attached hereto as Exhibit 9 is commercially reasonable) by the fee owner, the rights and interest of Tenant under this Lease shall be subject and subordinate to any lease of the Building in connection with a ground lease, sale and leaseback or any sublease of premises including the Building in connection with a lease and subleaseback that are now existing or may hereafter occur (such leaseback or subleaseback to be referred to in this Section 22.4 as a “Primary Lease”), if the lessor or sublessor pursuant to such Primary Lease (such lessor or sublessor to be referred to in this Section 22.4 as the “Primary Lessor”) shall elect, by written notice delivered to the Tenant, to subject and subordinate the rights and interest of Tenant under this Lease to the Primary Lease; it is further agreed that the Primary Lessor may elect to give the rights and interest of Tenant under this Lease priority over the Primary Lease. In the event of either such election, and upon notification by the Primary Lessor to Tenant to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the Primary Lease, whether this Lease is dated prior to or subsequent to the date of the Primary Lease. Tenant shall execute and deliver commercially reasonable instruments to evidence the foregoing (including, without limitation, the SNDA) within ten (10) business days after demand, provided such instruments do not materially increase Tenant’s obligations or materially decrease Tenant’s rights, under this Lease.

23. QUIET ENJOYMENT. Landlord covenants that so long as there is no Event of Default, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24. NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:

MIT 130 Brookline LLC

c/o MIT Investment Management Company

238 Main Street, Suite 200

Cambridge, MA 02142

Attention: Steven C. Marsh

With copies to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA 02110

Attention: Colleen P. Hussey, Esquire

and

Colliers International

336 Main Street

Cambridge, MA 02142

Attention: Kristina Descoteaux

if to Tenant:

Intellia Therapeutics, Inc.

130 Brookline Street

Cambridge, MA 02139

Attention: Nessan Bermingham, PhD

Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25. MISCELLANEOUS.

25.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Cushman & Wakefield (“Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4 Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-9 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Lease.

25.8 Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9 Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 26.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

25.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12 No Grant of Interest. Tenant shall not grant any security interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part with Landlord’s Contribution without the consent of Landlord.

25.13 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.14 Landlord Termination Right. If Tenant shall abandon the Premises for a period in excess of six (6) months (i.e., whether or not the keys shall have been surrendered or the Rent shall have been paid, Tenant is not actively operating its business in the Premises, is not actively marketing the Premises for a Transfer, there is not a sublease, licenses relating to use or occupancy of space or other occupancy agreements for the Premises to a party that is actively operating its business in the Premises, and the Premises are not undergoing material modifications or affected by casualty, condemnation or other circumstances preventing the foregoing), Landlord shall have the right to terminate this Lease upon at least thirty (30) days’ written notice to Tenant. Upon the effective date of any such termination, (a) Tenant shall surrender the Premises in the condition required under Section 21 above, and (b) all rights and obligations of the parties hereunder shall terminate and be of no further force and effect except with respect to obligations accruing with respect to the period of time prior to such termination date.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

MIT 130 BROOKLINE LLC

By:	Massachusetts Institute of Technology,
its manager

	By:	MIT Investment Management Company,
its authorized agent

By:	/s/ Seth Alexander
	Name:	Seth Alexander
	Title:	President

TENANT

INTELLIA THERAPEUTICS, INC.

By:	/s/ Nessan Bermingham
	Name:	Nessan Bermingham
	Title:	CEO and President

[SIGNATURE PAGE]

EXHIBIT 1A

LEASE PLAN

EXHIBIT 1A PAGE 1

Intellia Therapeutics, Inc Premises Level 1
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1A PAGE 2

Intellia Therapeutics, Inc Premises Level 2
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1A PAGE 3

Penthouse Level
N

Intellia Therapeutics, Inc Premises

LEASE PLAN

October 1, 2014

MIT 130 Brookline LLC

Penthouse Level
Intellia Therapeutics, Inc Premises
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1A PAGE 4

EXHIBIT 1B

PLAN OF FIRST PHASE

EXHIBIT 1B PAGE 1

Intellia Therapeutics, Inc Premises – FIRST PHASE
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1B PAGE 2

EXHIBIT 1C

PLAN OF FINAL PHASE

EXHIBIT 1C PAGE 1

Level 2
Intellia Therapeutics, Inc Premises – SECOND PHASE
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1C PAGE 2

Level 1
Intellia Therapeutics, Inc Premises – SECOND PHASE
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1C PAGE 3

Penthouse Level
Intellia Therapeutics, Inc Premises – SECOND PHASE
LEASE PLAN October 1, 2014 MIT 130 Brookline LLC

EXHIBIT 1C PAGE 4

EXHIBIT 2

LEGAL DESCRIPTION

PARCEL A

The land with the buildings thereon situated in Cambridge, numbered 17 Tudor Street, bounded and described as follows:

NORTHEASTERLY	by Tudor Street, formerly known as Decatur Street, exactly seventy-five (75) feet;

SOUTHEASTERLY	by land now or formerly of William C. Thairlwall, about one hundred ninety (190) feet, more or less;

SOUTHWESTERLY	by Emily Street, exactly seventy-five (75) feet;

NORTHWESTERLY	by land now or formerly of Flamand & Lynch, about one hundred ninety (190) feet, more or less.

Containing in all approximately 14,250 square feet more or less.

PARCEL B

A certain parcel of land with the buildings thereon situated in said Cambridge, numbered 27 Tudor Street, being lot marked “C” on a Plan of Land in Cambridge, W.A. Mason & Son, Surveyors, dated June 11, 1918, recorded with the Middlesex South District Registry of Deeds in Plan Book 268, Plan 14, and bounded and described as follows:

NORTHEASTERLY	by Tudor Street, sixty two and 67/100 (62.67) feet;

NORTHWESTERLY	by lots marked “A” and “B” on said Plan, one hundred ninety (190) feet;

SOUTHWESTERLY	by Emily Street, sixty two and 67/100 (62.67) feet; and

SOUTHEASTERLY	by the lot marked “Boston Machine Screw Co.” on said Plan, one hundred ninety (190) feet.

Containing, according to said Plan, 11,907 square feet of land.

PARCEL I

A certain Parcel of land in the County of Middlesex and said Commonwealth, bounded and described as follows:

Northeasterly by Southwesterly line of Tudor Street, one hundred twenty-five and 33/100 feet;

EXHIBIT 2 PAGE 1

Southeasterly by land now or formerly of Albert E. Lynch, one hundred ninety and 22/100 feet;

Southwesterly by Emily Street, one hundred twenty-five and 33/100 feet; and

Northwesterly by Brookline Street, one hundred and ninety feet.

Said premises are shown on a plan, filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 169, Page 257, with Certificate 26086.

PARCEL II

A certain parcel of land, situated in said Cambridge, bounded and described as follows:

Southwesterly by the Northeasterly line of Tudor Street, one hundred feet;

Northwesterly by the Southeasterly line of Brookline Street, fifty feet;

Northeasterly by land now or formerly of Cambridgeport Savings Bank, one hundred feet; and

Southeasterly by land now or formerly of Samuel J. Kelley et al, Trustees, fifty feet.

Said premises are shown on a plan filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 104, Page 173, with Certificate 16011.

The foregoing premises are subject to the matters set forth or referred to in Certificate of Title No. 126073.

EXHIBIT 2 PAGE 2

EXHIBIT 3

LANDLORD’S WORK

GENERAL

The existing second floor spec lab will be modified to accommodate Intellia’s program. The basis for a future estimate will include (a) adding three (3) executive offices in the existing open office area (b) adding a BL2 tissue culture lab numbered 254-A (c) using the existing specialty lab 255 as an analytical lab (d) adding a bacteria lab numbered 261 and (e) adding a tissue culture lab numbered 262.

INFRASTRUCTURE

Add new vacuum pump and new air compressor. Size and location to be determined. Provide new CO2 manifold. Any RODI requirements will be fulfilled with room mounted local systems.

EXECUTIVE OFFICES

The offices will be enclosed utilizing two (2) existing perimeter partitions, two (2) new gypsum wall assemblies, and an interior glazing front equal to existing offices within the space including glass doors. Detail for termination of gypsum wall assemblies at glass will be similar to existing offices within the space. HVAC system will be modified to provide zone control for two (2) zones as they have different exposures. Power outlets will be provided in partitions and ring-and-string will be provided for tel/data work (to be provided by Intellia). Existing flooring and ceilings will be reused and new base will be provided to match existing.

MAIN LAB 254

Reuse existing wall, flooring, casework and ceiling systems. Add two (2) vacuum turrets and two (2) compressed air turrets to sixteen existing ceiling utility panels.

ANALYTICAL LAB 255

Reuse existing wall, flooring, casework and ceiling systems. Evaluate HVAC system and modify as required to accommodate equipment sensible heat loads. Provide plumbing utilities and electrical power as indicated on equipment matrix.

GLASSWASH ROOM 258

Reuse existing wall, flooring, casework and ceiling systems.

TISSUE CULTURE ROOM 254A

The room will be enclosed utilizing two (2) existing partitions, two (2) new gypsum wall assemblies, and one 4’-0” x 7’-0” hollow metal door. Existing floor and ceiling systems to be reused. HVAC system will be modified to accommodate zone control, and equipment-specific heat load. Provide plumbing utilities and electrical power as indicated on equipment matrix.

EXHIBIT 3 PAGE 1

BACTERIAL LAB 1261

The room will be enclosed utilizing one (1) existing partition, and three (3) new gypsum wall assemblies. Existing floor and ceiling systems to be reused. HVAC system will be modified to accommodate zone control, and equipment-specific heat load. Provide plumbing utilities and electrical power as indicated on equipment matrix.

TISSUE CULTURE LAB II 261

The room will be enclosed utilizing two (2) existing partitions, two (2) new gypsum wall assemblies, and one 4’-0” x 7’-0” hollow metal door. Existing floor and ceiling systems to be reused. HVAC system will be modified to accommodate zone control, and equipment-specific heat load. Power will be provided for equipment needs. Provide new lab sink. Provide plumbing utilities and electrical power as indicated on equipment matrix.

EXHIBIT 3 PAGE 2

EXHIBIT 4

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< >
[LANDLORD]
IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE CREDIT AMOUNT: USD: $ .

< >
[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed              and     /100 US Dollars ($      .  ) available by your draft(s) drawn on ourselves at sight (i) bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number                     ,” and (ii) including a Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of              U.S. Dollars ($        ) under your Irrevocable Standby Letter of Credit No.                      represents funds due and owing to us pursuant to the terms of that certain lease by and between                     , a                     , as landlord, and                     , as tenant (the “Lease”), and/or any amendment to the Lease or any other agreement between such parties related to the Lease,” and (iii) indicating whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address), accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (    )         -         with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at                                          <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to                                          <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

EXHIBIT 4 PAGE 1

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practices 1998” promulgated jointly by the Institute for International Banking Law and Practice and the International Chamber of Commerce, effective January 1, 1999.

This Letter of Credit shall expire at our office on             , 20     (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation. In addition, this Letter of Credit may be canceled prior to expiration upon our receipt of a dated statement purportedly signed by (i) an authorized signatory or agent of the Accountee/Applicant and (ii) an authorized signatory or agent of the beneficiary.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored within two (2) business days after the date of presentment.

EXHIBIT 4 PAGE 2

EXHIBIT 5

ALTERATIONS CHECKLIST

Scope letter describing project, design/construction team, and appropriate vendors.

Insurance certificate(s) for Contractors.

Construction Documents (CDs) - Plans and Specifications - stamped by licensed AIA.

Code Review by licensed code engineer incorporated in CDs and/or by stamped letter.

Code specific - accessibility.

Code specific - egress paths/exits (numbers, locations, distance).

Code specific - fire protection, sprinkler distribution, horns/strobes/signage locations.

Landlord Approved architect, MEPFP engineer, code engineer, structural engineer.

Building permit application.

Signatures by Architect, Licensed Construction Supervisor.

Cost Affidavit with backup estimate from contractor.

Architect Affidavit.

MEP Affidavit.

FP Affidavit.

Structural Affidavit.

Construction Cost Affidavit.

Structural Affidavit.

Structural Affidavit.

Low Voltage Wiring Within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician)

EXHIBIT 5 PAGE 1

Ethernet wiring within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license (to the extent legally required)

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician) to the extent legally required

EXHIBIT 5 PAGE 2

EXHIBIT 6

TENANT’S HAZARDOUS MATERIALS

Product	CAS#
2-Propanol	67-63-0
Acetic Acid, Glacial	64-19-7
Acetone	67-64-1
Acetonitrile	75-05-8
Acetonitrile, for HPLC, gradient grade, 99.9% (GC)	75-05-8
Ethanol	64-17-5
Ethanol, 190 proof, USP/NF	64-17-5
Ethanol, absolute, 200 proof, 99.5%, A.C.S. reagent	64-17-5
Hydrochloric acid (10%-33%)	None
Hydrogen peroxide, 50 wt. % solution in water	7722-84-1
Isopropyl alcohol
Methanol	67-56-1
Phosphoric Acid, 99.999+%	None
Potassium acetate, for molecular biology, >=99%	127-08-2
Sodium Hydoxide Solution	None
Sodium hydroxide solutions (more than 10% NaOH)	1310-73-2
Sulfuric Acid, ACS Reagent, 95-98%	7664-93-9
Trichloroacetic acid, SigmaUltra, minimum 99.0%	76-03-9
Trifluoroacetic acid, 99+%, spectrophotometric grade	76-05-1

EXHIBIT 6 PAGE 1

EXHIBIT 7

RULES AND REGULATIONS

To the extent of any conflict between these Rules and Regulations and the body of the Lease, the body of the Lease shall govern.

1.	Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or elevator of the Building, and shall use the same only as a means of passage to and from their respective offices.

2.	Corridor doors, when not in use, shall be kept closed.

3.	No animals, except seeing eye dogs, shall be brought into or kept in, on or about the Premises, except in connection with the use of the vivarium maintained by Tenant from time to time and Tenant’s ordinary and customary laboratory practices.

4.	The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

5.	Tenant shall not place any additional lock or locks on any exterior door in the Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent; provided, however, that Tenant shall have control of all keys to doors within the Premises, but will provide Landlord with a master copy of same. At Landlord’s option, all keys shall be surrendered to Landlord at the expiration or earlier termination of the Lease.

6.	Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and the leased Premises before 8 AM or after 6 PM, or any time during Sundays or legal holidays shall be allowed only to persons with a key/card key to the Premises or guests accompanied by such persons. At these times, all occupants and their guests must sign in at the concierge when entering and exiting the Building. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

8.	Tenant shall not, without the prior written consent of Landlord (which consent will not be unreasonably withheld), perform improvements or alterations within the Building or the Premises if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of the structural deck.

EXHIBIT 7 PAGE 1

9.	Landlord and Tenant shall mutually agree on the termite and pest extermination service to control termites and pests in the Premises. Except as included in Landlord’s services, tenants shall bear the cost and expense of such extermination services.

10.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) or IEC (International Electrotechnical Conference) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord, taking into consideration the overall electrical system, the capacities reserved to Tenant in the Lease, and the present and future requirements therefor in the Building. Tenant shall not use more than Tenant’s Building Share of telephone lines available to service the Building, unless Tenant provides its own conduits and service at its sole expense.

11.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

12.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

14.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use reasonable efforts to prevent the same.

15.	At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Area of the Building.

16.	Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse in vermin-proof containers within the interior of the Premises until removed.

17.	Landlord and Tenant shall mutually agree on those areas where lab coats are not allowed.

18.	Nitrogen tanks must never be left unmanned outside of the Premises.

EXHIBIT 7 PAGE 2

EXHIBIT 8

LANDLORD’S SERVICES

Common area cleaning and trash removal consistent with first class office and laboratory facilities in the East Cambridge area.

Landscaping

Snow and ice removal

Security

Property management services

Single elevator service meeting the specifications existing on the Execution Date

On-site bicycle parking and shower facilities

Emergency Power: Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be to: (i) provide an emergency generator for use of one or more tenants in the Building, including Tenant (the “Back-up Generator”) with five (5) watts of electricity per rentable square foot of the Premises allocated for Tenant’s use (Tenant hereby acknowledging that Tenant’s equipment to be connected to the Back-Up Generator collectively uses no more than five (5) watts of electricity per rentable square foot of the Premises), and (ii) maintain the Back-up Generator as per the manufacturer’s standard maintenance guidelines. In the event that Tenant’s equipment connected to the Back-Up Generator uses more than five (5) watts of electricity per rentable square foot of the Premises, Tenant shall, upon Landlord’s demand, disconnect from the Back-Up Generator such equipment as may be necessary to reduce Tenant’s use to equal or be less than five (5)watts per rentable square foot of the Premises. Landlord shall provide reasonable prior notice of any planned period of replacement, repair or maintenance of the Back-up Generator and within one (1) business day after Landlord learns that the Back-up Generator is not operational, however Landlord shall have no obligation to provide Tenant with an alternative back-up generator or alternative sources of back¬up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that the Back-up Generator will be operational at all times or that emergency power will be available to the Premises when needed. So long as Landlord is not in default of its obligations under this paragraph, in no event shall Landlord be liable to Tenant or any other party for any damages of any type suffered by Tenant or any other person in the event that any emergency generator or back-up power or any replacement thereof fails or does not provide sufficient power.

EXHIBIT 8 PAGE 1

EXHIBIT 9

FORM OF SNDA

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into as of the      day of             , 2013 by and between                     , a                      with an address of                                          (“Subtenant”).                     , a                      with an address of                                          (“Master Lessor”) and , a with an address of (“Master Tenant”).

WITNESSETH

REFERENCE is hereby made to that certain Master Lease Agreement dated                      by and between Master Lessor, as landlord, and Master Tenant, as tenant (as it may be amended from time to time, the “Master Lease”) with respect to the property commonly known as                     , Cambridge, Massachusetts (as more particularly described in Exhibit A attached hereto, the “Property”). A notice of lease with respect to the Master Lease was recorded with the Middlesex South Registry of Deeds in Book , Page         .

REFERENCE is also hereby made to that certain lease dated                      by and between Master Tenant, as landlord, and Subtenant, as tenant (the “Sublease”), with respect to a portion of the Property consisting of approximately rentable square feet on the          floor (the “Subleased Premises”) of the building commonly known as                     , Cambridge, MA; and

WHEREAS, subject to the terms and conditioned hereinafter set forth, Master Lessor has agreed (a) to recognize the rights of Subtenant under the Sublease, and (b) not to disturb Subtenant’s use and enjoyment of the Subleased Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Master Lease.

2. Sublease. Master Tenant and Subtenant each hereby warrants and represents that the copy of the Sublease delivered to Master Lessor is a true, complete and accurate copy of the Sublease, as amended to date.

3. Subordination. The Sublease is and shall be subject and subordinate to the Master Lease and all amendments and modifications thereof. The subordination described herein is intended by the parties to have the same force and effect as if the Master Lease and such amendments and/or modifications had been executed, acknowledged, delivered and recorded prior to the Sublease and any amendments or modifications thereof.

EXHIBIT 9 PAGE 1

4. Subtenant Not To Be Disturbed. So long as Subtenant is not in default (beyond any period given Subtenant by the terms of the Sublease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Sublease on Subtenant’s part to be performed, (a) Subtenant’s possession of the Subleased Premises, and its rights and privileges under the Sublease, including but not limited to any extension or renewal rights, if any, shall not be diminished or interfered with by Master Lessor, and (b) Master Lessor will not join Subtenant as a party defendant in any action or proceeding terminating Master Tenant’s possession of the Property unless such joinder is necessary to terminate such possession and then only for such purpose and not for the purpose of terminating the Sublease. Master Lessor acknowledges and agrees that the prohibition contained in Section 1.45 of the Master Lease against “animal raising or storage” would not prohibit the use of the Premises for vivarium purposes in any respect.

5. Tenant To Attorn To Master Lessor. If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, or if Master Lessor shall succeed to the interest of Master Tenant in and to the Sublease in any other manner, then (a) the Sublease shall continue in full force and effect as a direct lease between Master Lessor and Subtenant (subject to Section 9 below); provided, however, that Master Lessor and its assigns shall not be (i) liable for any misrepresentation, act or omission of Master Tenant, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Sublease continuing after the date on which Master Lessor succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations, (ii) subject to any counterclaim, demand or offset which Subtenant may have against Master Tenant; (iii) liable for the return of any security deposit or letter of credit not actually received by Master Lessor and with respect to which Subtenant agrees to look solely to Master Tenant for refund or reimbursement; (iv) unless delivered by Master Tenant to Master Lessor, bound by any advance payment of rent or additional rent or any other sums made by Subtenant to Master Tenant, except for rent or additional rent applicable to the then-current month; (v) obligated to cure any defaults under the Sublease of Master Tenant which occurred prior to the termination of the Master Lease, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Sublease continuing after the date on which Master Lessor succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations; or (vi) bound by any covenant to undertake, complete or pay for any improvements to the Subleased Premises other than to the extent set forth in Section 3 of the Sublease; and (b) Subtenant shall attorn to Master Lessor as its landlord, said attornment to be effective and self-operative without the execution of any further instruments. Master Lessor and Subtenant each hereby agrees to execute an instrument in form and substance reasonably acceptable to both parties acknowledging the continuation of the Sublease for the Subleased Premises as a direct lease for the Subleased Premises on the terms and conditions set forth in this Agreement. In addition, Subtenant shall execute and deliver, upon the request of Master Lessor, an instrument or certificate regarding the status of the Sublease consisting of statements, if true (and if not true, specifying in what respect), in the case of the Sublease by Subtenant (A) that the Sublease is in full force and effect, (B) the amounts and date through which rentals have been paid, (C) the commencement date, rent commencement date and duration of the term of the Sublease, (D) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Sublease, and (E) the dates on which payments of additional rent, if any, are due under the Sublease.

EXHIBIT 9 PAGE 2

6. Sublease Amendments. Master Lessor shall not be bound by any amendment to the Sublease made after the date hereof unless Master Lessor shall have consented thereto in writing. Such consent of Master Lessor may be withheld by Master Lessor in its sole and absolute discretion if such amendment (a) reduces the rent payable under the Sublease, (b) provides for any expansion rights, (c) extends the term of the Sublease in addition to Subtenant’s current right(s) to extend the term under the Sublease, if any. Any such amendment made without Master Lessor’s consent shall not be binding on Master Lessor.

7. Master Lessor’s Right to Notice and Cure. Subtenant covenants and agrees to: (a) concurrently give Master Lessor the same default and/or termination notices given to Master Tenant under the Sublease at the following address(es) until otherwise specified in writing by Master Lessor:                     , Attention:                     ; (b) provide Master Lessor with at least ten (10) days plus the number of days (and the same opportunities and rights) as are available to Master Tenant under the Sublease to cure any of Master Tenant’s defaults thereunder; and (c) accept Master Lessor’s curing of any of Master Tenant’s defaults under the Sublease as performance by Master Tenant thereunder.

8. Amendments. This Agreement may not be waived, changed, or discharged orally, but only by agreement in writing and signed by Master Lessor, Master Tenant and Subtenant, and any oral waiver, change, or discharge of this Agreement or any provisions hereof shall be without authority and shall be of no force and effect.

9. Revisions to Sublease. Notwithstanding anything contained in this Agreement or the Sublease to the contrary, in the event that the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, (a) as of the date of such termination or rejection, Master Lessor and Master Lessor’s successors and assigns shall have no liability to Subtenant with respect to any representations and warranties on the part of “Landlord” contained in the Sublease (provided that the foregoing shall in no event relieve Master Tenant of any liability to Subtenant with respect to such representations and warranties), and (b) neither Master Lessor nor Subtenant shall have any liability or obligations pursuant to the brokerage provision of the Sublease.

10. Relation between Master Lessor and Master Tenant. Notwithstanding anything to the contrary contained herein, if at the time that Master Lessor succeeds to the interest of Master Tenant as landlord under the Sublease, Master Tenant controls, is controlled by or is under common control with Master Lessor, then, in such event, Master Lessor agrees that no term, covenant or condition of this Agreement shall be interpreted or enforced by Master Lessor in any manner that would have the effect of amending or modifying the Sublease, releasing Master Lessor from any obligation under the Sublease or otherwise reducing the obligations of the landlord thereunder or increasing the obligations of Tenant thereunder (for example, Section 9(a) above shall not be enforced by Master Lessor in such situation).

11. Miscellaneous. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of the

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parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Agreement is binding upon and shall inure to the benefit of Master Lessor, Master Tenant and Subtenant, their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as an instrument under seal as of the date first above written.

MASTER LESSOR:

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By:
Name:
Title:

MASTER TENANT:

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By:
Name:
Title:

SUBTENANT:

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By:
Name:
Title:

[NOTE: ACKNOWLEDGEMENT PAGE TO BE ATTACHED TO

EXECUTION VERSION.]

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EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

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